Exhibit 99.1

NEURALSTEM APPOINTS JONATHAN LLOYD JONES AS CHIEF FINANCIAL OFFICER

GERMANTOWN, MD, May 6, 2015 -- Neuralstem, Inc. (NYSE MKT: CUR), a biopharmaceutical company using neural stem cell technology to develop small molecule and cell therapy treatments for central nervous system diseases, announced the appointment of Jonathan Lloyd Jones to the position of Chief Financial Officer, effective May 18th.

Mr. Lloyd Jones brings to the position more than 25 years of corporate finance and business development experience. Most recently, Mr. Lloyd Jones served as Chief Financial Officer at Columbia Laboratories (Juniper Pharmaceuticals), a Nasdaq-listed biotech company. Before then, Mr. Lloyd Jones was CFO and VP of Corporate Development at TetraLogic Pharmaceuticals, a venture-backed pharmaceutical company and Vice President, Finance, at TransMolecular, a privately-held, clinical stage biotech company. From 1996-2006, Mr. Lloyd Jones was with Genzyme Corporation (Sanofi-Aventis) where he advanced to Senior Director, Corporate Development and he led negotiations, valuation and diligence teams that executed transactions totaling approximately $2 billion. Previously, Mr. Lloyd Jones was Head of Finance and Banking operations at Royal Bank of Scotland (Nassau) Ltd, part of the Royal Bank of Scotland Group. He began his career with Deloitte Haskins & Sells (Deloitte Touche). Mr. Lloyd Jones is a Chartered Accountant and holds an MBA degree from the Wharton School of the University of Pennsylvania and a BSc from the University of Bradford.

“Jonathan has a strong background in corporate finance, particularly in licensing and partnering initiatives and in instituting financial infrastructure, both of importance as Neuralstem’s clinical programs mature and we continue to explore synergistic business development opportunities,” said Richard Garr, Neuralstem CEO.

“I am excited to be joining Neuralstem as the company advances into phase II clinical trials for both the neurogenic small molecule and cell therapy platforms,” said Mr. Lloyd Jones. “I look forward to working with the leadership team to continue to develop potential novel treatments for multiple debilitating and fatal CNS diseases.”

About Neuralstem

Neuralstem's patented technology enables the production of multiple types of central nervous system stem cells in FDA GMP commercial quantities. These stem cells are under development for the potential treatment of central nervous system diseases and conditions.

Neuralstem’s ability to generate human neural stem cell lines for chemical screening has led to the discovery and patenting of compounds that Neuralstem believes may stimulate the brain's capacity to generate neurons, potentially reversing pathologies associated with certain central nervous system (CNS) conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to initiate a Phase II study for MDD and a Phase Ib study for cognitive deficit in Schizophrenia in 2015.

Neuralstem’s first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS, or Lou Gehrig’s disease). The primary endpoints were met in Phase II. In addition to ALS, NSI-566 is also in a Phase I trial in chronic spinal cord injury at UC San Diego School of Medicine. NSI-566 is also in clinical development to treat neurological diseases such as ischemic stroke and acute spinal cord injury.

Neuralstem’s next generation stem cell product, NSI-532.IGF, consists of human cortex-derived neural stem cells that have been engineered to secrete human insulin-like growth factor 1 (IGF-1). In animal data presented at the Congress of Neurological Surgeons 2014 Annual Meeting, the cells rescued spatial learning and memory deficits in an animal model of Alzheimer’s disease.

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2014.

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Contact:

Neuralstem – Investor Relations:

Danielle Spangler 301.366.1481

Planet Communications - Media Relations:

Deanne Eagle 917.837.5866

MDC Group - Investor Relations:

Susan Roush 747.222.7012

David Castaneda 414.351.9758